[LETTERHEAD OF JONES DAY]
January 9, 2007

Kaiser Aluminum Corporation
27422 Portola Parkway
Suite 350
Foothill Ranch, California 92610-2831

Re:	6,281,150 Shares of Common Stock, Par Value $0.01 Per Share, to be Offered Through Underwriters

Ladies and Gentlemen:
     We are acting as counsel for Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), in connection with the sale of up to 6,281,150 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, to be sold by certain of the Company’s stockholders (the “Selling Stockholders”) pursuant to an underwriting agreement proposed to be entered into by and among the Company, the Selling Stockholders and UBS Securities LLC and Bear, Stearns & Co. Inc., as Representatives of the several Underwriters named therein.
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinion expressed herein has been limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-137623 on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

Jones Day